Exhibit 99

NEWS

MARRIOTT INTERNATIONAL RAISES $920 MILLION IN CASH THROUGH AMENDMENTS TO CO-BRAND CREDIT CARD AGREEMENTS WITH JPMORGAN CHASE & CO. AND AMERICAN EXPRESS

BETHESDA, MD – May 5, 2020 - Marriott International, Inc. (“Marriott” or “the company”) today announced it has signed amendments to its existing co-brand credit card agreements with JPMorgan Chase & Co. (“Chase”) and American Express. These amendments will provide the company with $920 million of cash, further enhancing its liquidity, with $570 million coming from Chase and $350 million coming from American Express.

The $570 million from Chase includes $500 million of prepayment of certain future revenues and $70 million from the early payment of a previously committed signing bonus under the co-brand credit card agreement. The $350 million from American Express is for the pre-purchase of Marriott Bonvoy points and other consideration. In each case the cash will be recorded by Marriott as deferred revenue and will be available for general corporate purposes.

Both amendments include extensions of the existing co-brand credit card agreements, so they continue to be co-terminus.

The company has also terminated the $1.5 billion 364-day revolving credit facility commitment it announced on April 14, 2020, the capacity of which was substantially reduced as a result of the Series EE senior notes offering the company completed on April 16, 2020.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

All statements in this press release are made as of May 5, 2020. We undertake no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise. This press release contains “forward-looking statements” within the meaning of federal securities laws, including statements related to the expected receipt and use of proceeds, and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including those we identify below and other risk factors that we identify in our Securities and Exchange Commission (“SEC”) filings, including our most recent Annual Report on Form 10-K and our Current Report on Form 8-K dated April 14, 2020.

Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of more than 7,300 properties under 30 leading brands spanning 134 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world.

The company offers Marriott Bonvoy™, its highly-awarded travel program. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on Twitter and Instagram.

Marriott may post updates about COVID-19 and other matters on its investor relations website at www.marriott.com/investor or Marriott’s news center website at www.marriottnewscenter.com. Marriott encourages investors, the media, and others interested in the company to review and subscribe to the information Marriott posts on these websites, which may be material. The contents of these websites are not incorporated by reference into this press release or any report or document Marriott files with the SEC, and any references to the websites are intended to be inactive textual references only.

CONTACT:	Connie Kim
Media Relations
(301) 380-4028
connie.kim@marriott.com

Jackie Burka McConagha
Investor Relations
(301) 380-5126
jackie.burka@marriott.com

Betsy Dahm
Investor Relations
(301) 380-3372
betsy.dahm@marriott.com

IRPR#1

2